MODIFICATION TO DEVELOPMENT AND MARKETING AGREEMENT

THIS MODIFICATIONAGREEMENT dated July 21, 2008 applies to the DEVELOPMENT AND MARKETING AGREEMENT (the "Agreement') made and entered into and effective as of December 15, 2003 by and between BioCheck, Inc., a California corporation ('BioCheck") and AngioGenex, Inc., a New York corporation ("Angio').

Modification

Pursuant to Section 14 (H) of the Agreement, the Parties agree to modify the Agreement to remove Section 3 (C) entitled "Minimum Annual Licensing Fee.” As a result of this modification BioCheck shall have no past, current, or future contractual obligation to pay Angio any minimum annual royalties called for under Section 3 ( C) of the Agreement.

IN WITNESS WHERE OF, duly authorized representatives of each of the Parties has executed and delivered this Modification Agreement as of the Effective Date.

BIOCHECK, INC.		ANGIOGENEX , INC.

By:		By:
	Dr. John Chen, President		Bill Garland, Chief Operating Officer